Exhibit 10

SEPARATION AGREEMENT AND GENERAL RELEASE

Employee Roger Shannon, on behalf of himself and his every attorney, agent, insurer, representative, executor, administrator, and assign (hereinafter "Employee”) and Employer ADTRAN, Inc. (hereinafter "Employer"), on behalf of itself and its every agent, employee, director, shareholder, affiliate, parent, successor, subsidiary, division and assign make this Separation Agreement and General Release (“Agreement”):

1.	Employee agrees to:
a.Acknowledge that Employee's position as VP, Treasury & Corporate Development with Employer will end as of July 17, 2019 (the "Separation Date").

b.Waive and release every known or unknown action, cause of action, suit, or claim, accrued to date that Employee has or may have against Employer, whether under Title VII of the Civil Rights Act of 1964, as amended, (42 U.S.C. § 2000e, et. seq.), the Civil Rights Act of 1866, as amended (42 U.S.C. § 1981), the Americans with Disabilities Act, as amended (42 U.S.C. §12101, et seq.), the Fair Labor Standards Act and Equal Pay Act (29 U.S.C. § 201, et seq.), the Rehabilitation Act (29 U.S.C. § 701, et. seq.), the Age Discrimination in Employment Act, as amended, (29 U.S.C. § 621, et. seq.), the Family and Medical Leave Act (29 U.S.C. § 3801, et. seq.), the Uniformed Services Employment and Reemployment Rights Act (38 U.S.C. §4301, et seq.), the Employee Retirement Income Security Act of 1974, as amended, the Genetic Information Nondiscrimination Act of 2008 (42 U.S.C. § 2000ff, et seq.), Ala. Code 25-5-11.1, the Alabama Age Discrimination in Employment Act, and every federal, state, and local statutory or common law theory under which a suit or action can be brought (excluding only claims accruing in the future, claims for the current value of vested employee benefits, and claims for the enforcement of this Agreement) and accept no award nor payment nor relief of any kind therefor;

c.Refrain from disparaging Employer's products or services, or current and former employees or employment practices to any third party, including, but not limited to, Employer's customers;

d.Refrain from disclosing any confidential business information of Employer, its affiliates, customers, or business associates; continue to abide by Employee's obligations in the Proprietary Information Agreement executed by Employee, and represent and acknowledge to Employer that all confidential business information or proprietary information in possession of Employee has been destroyed and/or returned to Employer;

e.Waive voluntarily all rights to reinstatement;

f.Return to Employer no later than the Separation Date, set forth in Paragraph 1(a), above: (a) any information, documents, or papers about Employer's policies, practices, trade secrets, member lists, marketing, and non-public information; (b) any and all company property, including, but not limited to, badges, identification cards, company credit cards, pagers, telephones, computers, computer disks, computer programs, limited use software licenses, uniforms, or keys;  and (c) any and all other property of Employer in Employee's possession;

g.	In consideration of the confidential information to which Employee has had access as an employee of ADTRAN, Employee agrees that, for a period of eighteen (18) months following the Separation Date set out in paragraph 1, above, Employee will not, directly or indirectly, own, manage, operate, join, control, be employed with or by, or participate in any manner with any of the following competing businesses: ADVA Optical Networking, ARRIS Group, Inc., Calix, Inc., Casa Systems, Inc., Ciena Corporation, Cisco Systems, Inc., Dasan Zhone Solutions, Edgewater Networks, Inc., Ericsson, Fujitsu Ltd, Harmonic, Inc., Hewlett-Packard Enterprise Company, Huawei Technologies Co., Ltd., iPhotonix LLC, Juniper Networks, Inc., Nokia Corporation, Radisys Corporation, Ribbon Communications, Tellabs, Inc., TiBit Communications, Inc., Ubiquiti Networks, ZTE Corporation. Employee acknowledges and agree that doing so will be considered a breach of this Agreement and that ADTRAN will be entitled to all rights under applicable law and equity for such breach, including, but not limited to, Employee’s forfeiture of the payments made to Employee under this Agreement. This prohibition, however, shall specifically and explicitly not apply to any indirect equity ownership of any competing businesses Employees has, or may have, knowingly or unknowingly, through the holding of any mutual fund, 401(k), pension plan, or any other similar investment vehicle the Employee owns or may own.  Employee further agree that, for a period of eighteen (18) months following the Separation Date set out in paragraph 1, above, Employee will not employ or attempt to employ in competition with ADTRAN any of ADTRAN's current or former employees who work or have worked in the area in which Employee has been significantly engaged on behalf of ADTRAN during Employee’s employment.

h.Refrain from disclosing the fact this Agreement exists or the amount of this Agreement and/or the payment to Employee described in Paragraph 2 below to any third person, apart from Employee's attorney, spouse, or tax advisor (who shall be advised by Employee of the confidential nature of this Agreement), unless otherwise required by law or expressly agreed to in writing by Employer;

i.Understand that this Agreement and any payment made is not Employer's admission of liability; and that Employer asserts vigorously that Employer has done nothing wrong or unlawful and that Employer has the legal right to make this assertion;

j.Be responsible for the taxes and claims of any entity, agency, attorney, or other third party to the payment made by Employer to Employee under this Agreement; and

k.Acknowledge the proposition that the payment made by Employer under this Agreement to Employee is an amount over and above that to which Employee otherwise would be entitled to receive as a current or former employee of Employer.

l. Be available for consultation by telephone or email, as appropriate, with the Employer’s personnel on a reasonable “as needed” basis and during reasonable hours for requests for information and questions through the Separation Date.

2.

As consideration for the Employee’s execution of and compliance with this Agreement, including the waiver and release of claims in Section 1, Employer agrees that within a reasonable time after this Agreement's effective date, which shall be the eighth (8th) day following the execution of this Agreement by the last executing party (the “Effective Date”), Employer will pay the Employee the lump sum gross amount before taxes of $191,734.50 which is equivalent of six (6) months’ pay less any applicable state and federal withholding deductions. In addition, upon execution of this Agreement by Employee, Employer will pay the Employee a lump sum payment in an amount equivalent to current coverage premiums for six (6) months, which is the net amount of $9,758.22 and will be treated as a reimbursement for premium payments.

Employee shall be entitled to pay for any accrued but unused vacation days up to the Separation Date. Such accrued vacation payment shall be made to Employee with the payment set forth above, less any applicable tax withholdings.  Employee shall not be entitled to any additional pay for unused sick days or holidays.

Employee shall be entitled to all stock options and restricted stock units issued to Employee by ADTRAN and in which Employee is currently vested under any applicable ADTRAN Stock Incentive Plan. Employee may be entitled to exercise such stock options in accordance with the terms of any such plan, as applicable.  All unvested stock options will be forfeited in accordance with the terms of the plan. Employer also agrees to, upon approval of the Compensation Committee, vest and issue all of the Employee’s unvested Restricted Stock (RSU) outstanding, consisting of 19,008 shares, and extend the expiration date for any vested stock options, consisting of 22,500 options, to 12 months after the Separation Date.

Except as otherwise stated in this Agreement, Employee shall cease to participate in all employee benefits, plans, policies and practices provided by Employer as of the Separation Date. All salary payments to Employee shall cease after June 5, 2019, and Employee shall not be entitled to receive, and shall not receive, any such salary payments thereafter.

Employer agrees to provide a neutral reference consisting of dates of employment and position held.

3.

Employee understands that Employee has previously received all FMLA leave due, all overtime due, all other payment due of every kind, and every other obligation that Employer otherwise would have to Employee, and that Employer discharges its final monetary obligation once Employee has received the payment due under paragraph 2, next above.

4.

Employer and Employee agree that (a) the law applicable in Alabama governs this Agreement; (b) that all negotiations and representations are merged into this Agreement; (c) that neither Employer nor Employee has assigned any claim covered under this Agreement; (d) that any change to this Agreement must be made by writing signed by both parties; (e) that if any term or provision of this Agreement is ever found to be unenforceable, the remainder of this Agreement shall remain in full force and effect; and (f) that, if Employee breaches this Agreement, Employee will be responsible for all costs and expenses (including, reasonable attorneys’ fees) that Employer incurs in the course of enforcing this Agreement.

5.

Employee has had a reasonable amount of time of at least 21 days to review this Agreement with an attorney of Employee's choice to decide whether to sign it, has read it carefully, understands that this Agreement waives known and unknown claims and rights, including but not limited to, claims under the Age Discrimination in Employment Act, and has seven (7) days after signing it to change Employee's mind by submitting revocation in writing to Joia Thompson, ADTRAN, Inc., 901 Explorer Boulevard NW, Huntsville, Alabama 35806.

[Employee’s Signature Page to Separation Agreement and General Release]

IN WITNESS WHEREOF, Employee has executed this Agreement as of the Execution Date above.

/s/ Roger D. Shannon

____________________________________
Employee

[Employer’s Signature Page to Separation Agreement and General Release]

IN WITNESS WHEREOF, Employer has executed this Agreement as of the Execution Date above.

Employer

ADTRAN, Inc.

/s/ Joia Thompson

By: Joia Thompson
Its: Vice President of Human Resources